Exhibit 99.1

New GMAC Board of Directors is Established
Non-Executive Chairman, Independent Directors Named

DETROIT – GMAC Financial Services today announced that Michael A. Carpenter, Mayree C. Clark and Franklin (Fritz) W. Hobbs were named as independent directors to GMAC’s board of directors, effective immediately. Hobbs was also elected to serve as non-executive chairman.

Hobbs, Carpenter, and Clark join GMAC’s newly reconstituted board and will serve alongside GMAC Chief Executive Officer Alvaro G. de Molina, Cerberus appointee Stephen Feinberg, and as previously announced two appointees by the U.S. Department of the Treasury Robert T. Blakely and Kim S. Fennebresque.

“GMAC has achieved remarkable milestones recently, and I share great enthusiasm with the other new directors in serving the organization at this critical time in its history,” said GMAC Chairman Fritz Hobbs. “I look forward to working with this newly appointed board and GMAC’s leadership team as we strive to restore financial performance and strengthen the enterprise for the long-term. I especially want to thank the former GMAC board directors who guided the company to this point with their dedicated service and invaluable contributions, especially its three independent directors, Bob Scully, T. K. Duggan, and Doug Hirsch.”

Hobbs is currently an advisor to One Equity Partners LLC, which manages investments and commitments for JPMorgan Chase & Co. in direct private equity transactions. Previously, Hobbs was the CEO of Houlihan Lokey Howard & Zukin. During his career, he also held the position of chairman at UBS AG’s Warburg Dillon Read unit. Prior to that, he was president and CEO of Dillon, Read & Co. Inc.

Carpenter is chairman of Southgate Alternative Investments and has served in that role since 2006. Previously, he held management positions at Citigroup, first as CEO of Salomon Smith Barney, then as chairman and CEO of the Global Corporate and Investment Bank and most recently as chairman and CEO of Alternative Investments. Carpenter also held roles at The Travelers Group, General Electric Company and The Boston Consulting Group.

Clark is currently affiliated with Aetos Capital Asia. During her career, Clark has been a partner and member of the executive committee at AEA Holdings and held various positions at Morgan Stanley over a span of nearly 25 years.

About GMAC Financial Services
GMAC is a bank holding company with operations in North America, South America, Europe and Asia-Pacific. GMAC specializes in automotive finance, mortgage operations, insurance, commercial finance and online banking. As of March 31, 2009, the company had approximately $180 billion in assets and serviced 15 million customers around the world. Visit the GMAC media site at http://media.gmacfs.com for more information.

Background Information on New Directors

Robert T. Blakely Principal Performance Enhancement Group

Robert T. Blakely is a trustee of the Financial Accounting Foundation, the oversight board for the Financial Accounting Standards Board. He is the former executive vice president and chief financial officer of Fannie Mae. In this role, he led the financial restatement and implementation of SOX controls. In May 2009, he was named to the board of GMAC Financial Services.

He was previously the CFO of WorldCom/MCI, Lyondell Chemical, Tenneco, and USSynthetic Fuels Corporation.

Blakely received his Ph.D. from Massachusetts Institute of Technology, and master’s and bachelor’s degrees from Cornell University.

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Michael A. Carpenter
Principal
Southgate Alternative Investment

Michael A. Carpenter is chairman of Southgate Alternative Investments and has served in that role since 2006. He was named to the GMAC Financial Services board in May 2009.

Previously, he held management positions at Citigroup, first as CEO of Salomon Smith Barney, then as chairman and CEO of the Global Corporate and Investment Bank and most recently as chairman and CEO of Alternative Investments. Carpenter also held roles at The Travelers Group, General Electric Company and The Boston Consulting Group.

Carpenter received a bachelor’s degree from the University of Nottingham and a master’s degree in business administration from Harvard University.

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Mayree C. Clark

Mayree C. Clark is a member of the investment committee for Aetos Capital Asia, which manages the firm’s $6 billion in investments in Japanese and Chinese real estate and a director of the Stanford Management Company, which manages the University’s $17 billion endowment. She was named to the GMAC Financial Services board in May 2009.

Clark is a former partner and member of the executive committee at AEA Holdings, and held a variety of positions at Morgan Stanley, including Global Research director and director of Global Private Wealth Management over a span of nearly 25 years. Clark began her career as an economic associate in antitrust litigation at National Economic Research Associates, Inc.

Clark earned a bachelor’s degree from the University of Southern California and a master’s degree in business administration from Stanford University Graduate School of Business.

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Kim S. Fennebresque
Senior Advisor
Cowen Group, Inc.

Kim S. Fennebresque is a senior advisor at Cowen Group, Inc., and previously served as its chairman and chief executive officer. In May 2009, he was named to the board of GMAC Financial Services.

Prior to joining Cowen Group, Fennebresque served as head of the Corporate Finance and Mergers & Acquisitions departments at UBS. He also was a general partner and co-head of Investment Banking at Lazard Frères & Co. and held various positions at The First Boston Corporation.

Fennebresque is a graduate of Trinity College and Vanderbilt Law School. He is currently on the boards of Montefiore Medical Center, TEAK Fellowship, Fountain House and Common Good.

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Franklin (Fritz) W. Hobbs
Advisor
One Equity Partners LLC

Franklin (Fritz) Hobbs currently serves as an advisor to One Equity Partners LLC, which manages investments and commitments for JPMorgan Chase & Co. in direct private equity transactions. Hobbs was appointed to the GMAC Financial Services board in May 2009. He also serves as chairman of the board.

He was previously the chief executive officer of Houlihan Lokey Howard & Zukin. In that role, he oversaw all operations, which included advisory services for mid-market companies involved in mergers and acquisitions and corporate restructurings, including the sale of distressed assets and other turnaround situations. Houlihan Lokey also raises private and public equity for mid-sized private and small-cap public companies. He has also served as chairman at UBS AG’s Warburg Dillon, Read & Co. Inc. unit. Prior to that, he was president and CEO of Dillon, Read & Co. Inc.

Hobbs earned his bachelor’s degree from Harvard College and master’s in business administration from Harvard University. He also serves as a director on the boards of the Lord Abbett & Company and Molson Coors Brewing Company.

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